Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Urologix:

Stryker Warren, jr., CEO

(763) 475-1400

UROLOGIX ANNOUNCES ELECTION OF

CHRISTOPHER R. BARYS AS DIRECTOR

MINNEAPOLIS, August 10, 2010 (BUSINESS WIRE) —Urologix®, Inc. (NASDAQ:ULGX), a medical device company that develops, manufactures and markets minimally invasive Cooled ThermoTherapy™ technology to urologists to provide a durable and effective in-office treatment for patients suffering from benign prostatic hyperplasia (BPH), announced Christopher R. Barys has joined the Board of Directors effective August 6, 2010.

“We are pleased and excited to welcome Chris Barys to the Urologix Board,” stated Mr. Warren. “In addition to his senior leadership and operating experience in medical technology companies, Chris complements existing Urologix Board expertise with his strong background in Sales and Marketing—a key element to the Company’s continued effort to firmly establish Cooled ThermoTherapy™ as a first-line, definitive therapeutic alternative to BPH medications.”

Mr. Barys has spent 20 years in the medical field and was most recently Chief Operating Officer at FlowCardia—a company providing endovascular tools for crossing chronic total occlusions (CTOs) in the leg and coronary arteries. Chris has spent over 15 years in the interventional space including senior positions at Edwards LifeSciences as Vice President of Leadership Development and as Vice President of Sales and Marketing for the Peripheral Vascular Systems business for Edwards where he had broad responsibility for the fastest growing franchise within the company. Previously, Chris held senior Sales and Marketing positions at Johnson & Johnson’s Cordis Cardiology division, Boston Scientific’s Vascular Division and U.S. Surgical. Chris received his BS degree in Marketing from Northern Illinois University.

Mr. Barys stated, “I am pleased to be joining such an experienced board and look forward to providing leadership support. There are so many different treatment options offered for BPH that the average patient becomes very confused about what might be the most efficacious treatment. Cooled ThermoTherapy™ has established itself as one of the most successful and efficacious treatment options for patients.”

About Urologix

Urologix, Inc., based in Minneapolis, MN develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™—targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort—and provide safe, effective, lasting relief of the symptoms of BPH.